SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 2, 2008
Date of Report (Date of earliest event reported)

ASIAN DRAGON GROUP INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 000-52268
(Commission File Number)

98-0418754
(IRS Employer Identification Number)

Suite 108 – 1312 North Monroe Street, Spokane, Washington 99201
(Address of principal executive offices)

(509) 252-8428
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 1 – REGISTRANTS BUSINESS AND OPERATIONS

Item 1.02  Termination of a Material Definitive Agreement

On December 2, 2008, the Board of Asian Dragon Group Inc. (the “Company”) determined the Company would be unable to raise sufficient capital to meet contractual payment obligations under three exploration property purchase agreements it had entered. As such, the Board approved a resolution which authorized the Company to abandon its current exploration initiatives in China and cancel the following agreements (the “Agreements”) it had signed with World Fortune Enterprise Inc., such cancellations to be effective December 2, 2008:

(i)           Jinjishan (Revised) Agreement (dated April 14, 2008)
(ii)          Loning (Revised) Agreement (dated April 14, 2008)
(iii)         Fuding (Revised) Agreement (dated April 14, 2008)

Additionally, the Company cancelled the FGLW-XWG Transfer Agreement (dated April 30, 2008) which assigned some of the Company’s rights under the Fuding (Revised) Agreement to its subsidiary Asian Dragon Silver Inc., such cancellation to be effective December 2, 2008.

As specified in the Agreements, there were no penalties, monetary or otherwise, associated with any of the cancellations. Nor were there any penalties associated with the cancellation of the agreement with Asian Dragon Silver Inc.

This action relieved the Company of responsibility for scheduled payments under the Agreements (including payments in default) and voided the Company’s interests in the properties specified in the Agreements.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On December 2, 2008, the Board ratified the cancellation of 500,000 stock options which had been issued to a former director. This had the effect of returning 500,000 options to the pool of options authorized for the Company to issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ John Karlsson
John Karlsson
President & CEO, Board Chair
Dated:  December 2, 2008